As filed with the Securities and Exchange Commission on August 21, 2023

Registration No. 333-270898

Registration No. 333-230571

Registration No. 333-211960

Registration No. 333-189326

Registration No. 333-175405

Registration No. 333-165807

Registration No. 333-157283

Registration No. 333-61767

Registration No. 333-61765

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-270898

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-230571

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-211960

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-189326

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-175405

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-165807

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-157283

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-61767

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-61765

UNDER

THE SECURITIES ACT OF 1933

URSTADT BIDDLE PROPERTIES INC.

(Exact name of registrant as specified in its charter)

State of Maryland	04-2458042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

321 Railroad Avenue

Greenwich, CT 06830

(716) 633-1850

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Regency Centers Corporation

Michael R. Herman

One Independent Drive, Suite 114

Jacksonville, Florida 32202

(904) 598-7000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Adam O. Emmerich

David K. Lam

Wachtell, Lipton, Rosen & Katz 51

West 52nd Street

New York, New York 10019

(212) 403-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment to the following registration statements on Form S-8 filed by REG-UB Properties, LLC (formerly Urstadt Biddle Properties Inc.) (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC” and such registration statements, the “Registration Statements”) is being filed by the Company to deregister and terminate any and all shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), the Company’s Class A Common Stock, par value $0.01 per share, (the “Class A Common Stock” and, together with the Common Stock, the “Shares”) and any and all other securities registered but unsold or otherwise unissued as of the date hereof thereunder (the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

•

Registration Statement No.  333-270898 filed with the SEC on March 28, 2023, registering 1,000,000 shares of Common Stock and 1,000,000 shares of Class A Common Stock issuable pursuant to the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan;

•

Registration Statement No.  333-230571 filed with the SEC on March 28, 2019, registering 1,000,000 shares of Common Stock and 1,000,000 shares of Class A Common Stock issuable pursuant to the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan;

•

Registration Statement No.  333-211960 filed with the SEC on June 10, 2016, registering 750,000 shares of Common Stock and 750,000 shares of Class A Common Stock issuable pursuant to the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan;

•

Registration Statement No.  333-189326 filed with the SEC on June 14, 2013, registering 600,000 shares of Common Stock and 600,000 shares of Class A Common Stock issuable pursuant to the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan;

•

Registration Statement No.  333-175405 filed with the SEC on July 8, 2011, registering 500,000 shares of Common Stock and 500,000 shares of Class A Common Stock issuable pursuant to the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan;

•

Registration Statement No.  333-165807 filed with the SEC on March 31, 2010, registering 300,000 shares of Common Stock and 300,000 shares of Class A Common Stock issuable pursuant to the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan;

•

Registration Statement No.  333-157283 filed with the SEC on February 12, 2009, registering 340,050 shares of Common Stock and 340,050 shares of Class A Common Stock issuable pursuant to the Urstadt Biddle Properties Inc. Amended and Restated Restricted Stock Award Plan;

•	Registration Statement No. 333-61767 filed with the SEC on August 18, 1998, registering 760,250 shares of Class A Common Stock issuable pursuant to the Stock Option Plan; and

•	Registration Statement No. 333-61765 filed with the SEC on August 18, 1998, registering 344,500 shares of Common Stock issuable pursuant to the Stock Option Plan.

On May 17, 2023, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) by and among Regency Centers Corporation (“Regency”), a Florida corporation, Hercules Merger Sub, LLC (“Merger Sub”), a Maryland limited liability company and wholly owned subsidiary of Regency, the Company, UB Maryland I, Inc., a Maryland corporation and a direct wholly owned subsidiary of the Company (“Hermes Sub I”), and UB Maryland II, Inc., a Maryland corporation and a direct wholly-owned subsidiary of Hermes Sub I (“Hermes Sub II”). On August 18, 2023, upon the terms and subject to the conditions set forth in the Merger Agreement, (a) Hermes Sub II merged with and into the Company (the “First Merger”), with the Company surviving the First Merger as a wholly owned subsidiary of Hermes Sub I, and (b) following the First Merger, Hermes Sub I merged with and into Merger Sub (the “Second Merger” and together with the First Merger, the “Mergers”), with Merger Sub being the surviving entity in the Second Merger. Following the Second Merger, the Company was converted into a Maryland limited liability company bearing its current name, “REG-UB Properties, LLC.” In connection with the completion of the Mergers and related transactions contemplated by the Merger Agreement, the offerings pursuant to the above-referenced Registration Statements have been terminated.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any and all securities that had been registered for issuance but remain unsold at the termination of the offerings, this post-effective amendment removes from registration any and all securities that were registered under the Registration Statements and remain unsold at the termination of the offerings. Each of the Registration Statements is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Jacksonville, State of Florida, on August 21, 2023.

REG-UB PROPERTIES, LLC
(formerly Urstadt Biddle Properties Inc.)

By:	Hercules Merger Sub, LLC, its sole member and manager

By:	/s/ Michael R. Herman
Name:	Michael R. Herman
Title:	Senior Vice President, General Counsel and Secretary

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-8 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to S-8 POS for UBP]